Exhibit 5.2

3 November 2015
OM Asset Management plc
5th Floor, Millennium Bridge House
2 Lambeth Hill
London
EC4V 4GG
Dear Sirs,
Re: Registration Statement on Form S-3

1.	Introduction
We have acted as English legal counsel to OM Asset Management plc, a public limited company incorporated under the laws of England and registered under no. 09062478, whose registered office is at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom (the “Company”), in connection with its Registration Statement on Form S-3 (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, inter alia, an indeterminate amount of the Company’s ordinary shares of US$0.001 nominal value per share (“OMAM Ordinary Shares”) to be offered from time to time pursuant to Rule 415 of the Securities Act. The OMAM Ordinary Shares to which the Registration Statement relates comprise:

(a)
as yet unissued OMAM Ordinary Shares which the Company may issue in the future, credited as fully paid, for an aggregate subscription price (including share premium) of up to US$ 2,000,000,000 (“New Shares”);

(b)
up to 1,212,766 OMAM Ordinary Shares held by or on behalf of employees or former employees of Old Mutual (US) Holdings Inc. (“Employees”) pursuant to the Old Mutual plc Share Reward Plan – Restricted Shares or the Old Mutual plc US Share Reward Plan – Restricted Shares (“Employee Exchange Shares”); and

(c)
up to 79,260,859 OMAM Ordinary Shares owned by OM Group (UK) Limited (the “Selling Shareholder”), a private limited liability company incorporated under the laws of England and registered under no. 03591572, whose registered office is 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom (the “Selling Shareholder Shares”),
((a), (b) and (c) together the “Shares”).

(1)	Documents examined and searches conducted

1.2	For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries:

(a)	a draft copy of the Registration Statement;

(b)	copies of the Company’s certificate of incorporation and articles of association, each existing as at the date of this opinion;

(c)	copies of unsigned letters dated 8 September 2014 from Old Mutual plc and the Company to the Employees to whom the Employee Exchange Shares were awarded;

(d)	copies of Restricted Share Award Election Forms dated between 8 and 15 September 2014 and signed by the Employees to whom the Employee Exchange Shares were awarded;

(e)	a copy of a Deed of Undertaking between the Selling Shareholder and the Company dated 8 October 2014;

(f)	a copy of the Nominee Agreement in connection with the Exchange Awards dated 10 October 2014 between Computershare Nominees (Channel Islands) Limited and the Company;

(g)	copies of the Old Mutual plc Share Reward Plan – Restricted Shares adopted on 8 May 2008, as amended and the Old Mutual plc US Share Reward Plan – Restricted Shares adopted on 18 March 2014;

(h)
copies of the resolutions of the Board of Directors of the Company dated 19 September 2014, 29 September 2014, and 24 February 2015 and of the members of the Company dated 19 September 2014 and 29 September 2014 with respect to, inter alia, the issue of the outstanding and issued OMAM Ordinary Shares;

(i)
an extract of the Company’s register of members, provided by the Company’s registrar and transfer agent, Computershare Investor Services (Jersey) Limited evidencing (i) the number of OMAM Ordinary Shares in issue and (ii) the number of OMAM Ordinary Shares held by the Selling Shareholder as of 30 October 2015 (the “Share Register Extract”);

(j)	an Officer’s Certificate of the Company dated 3 November 2015 (the “Certificate”); and

(k)
the results of our online company search on 2 November 2015 at 9.40 am (London time) of the database at Companies House in respect of the Company to check its memorandum, articles of association, and charges register and to check for any insolvency filings (the “Company Search”); the results of our searches (1) at 11.17 am on 2 November 2015 of the records at the Companies Court, Royal Courts of Justice, Rolls Building, London to check (A) whether any winding-up petitions have been presented or winding up orders have been made against the Company in England and Wales, and (B) for any (i) notices of intention to appoint an administrator; (ii) notices of appointment of administrator; (iii) administration orders; and (iv) applications for the making of an administration order filed in London in respect of the Company (noting that in the case of companies in administration, only administrations in the Companies Court, Royal Courts of Justice, Rolls Building, London will be revealed), and (2) at 11:23 am on 2 November 2015 of an online search of the London Gazette for any insolvency notices in respect of the Company (the “Winding Up Search”).

2.	Scope

2.1	This opinion is limited to English law as applied by the English courts and is given on the basis that:

(l)	the opinion will be governed by and construed in accordance with English law; and

(m)	the addressee has made its own independent decision to file the Registration Statement based on its own judgement.

2.2
We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this letter that may affect the opinion expressed herein.

2.3
The opinion given in this letter is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We express no opinion as to matters of fact.

3.	Assumptions
In giving this opinion, we have assumed:

3.1
the genuineness of all signatures, stamps and seals on, and the authenticity of, all documents submitted to or examined by us (whether as originals or copies and whether in electronic form or otherwise);

3.2	that all copy documents submitted to us are complete and conform to the originals;

3.3	that the Certificate fully and accurately states the position as to the matters of fact referred to therein, remains accurate insofar as relevant to this opinion;

3.4
that the information revealed by the Company Search and the Winding Up Search was and remains complete, accurate and up to date in all respects as at the date of this letter (such searches do not necessarily reveal the up-to-date position);

3.5
that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that under (i) the Companies Act 2006 (as amended), (ii) the articles of association of the Company and (iii) all resolutions of the Company’s directors or shareholders taken under the articles of association of the Company approving the issuance and sale of any of the Shares, no existing or future holder of the Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company and that the New Shares will be issued fully paid;

3.6
that on each date of the allotment and issue of New Shares, the Company will have complied, with respect to their issue and allotment, with all applicable laws and the requirements of its articles of association with respect to the issue and allotment of OMAM Ordinary Shares, that the New Shares will be issued for cash consideration and that the subscribers for the New Shares will pay the subscription price in full to the Company on issue; and

3.7
that at the time of each issuance and sale of the New Shares, the Company will continue to be validly existing under the laws of England with the requisite corporate power and authority to issue and sell such Shares.

4.	Opinion

4.1	Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that:

(a)	the Employee Exchange Shares and the Selling Shareholder Shares are duly authorised, validly issued, fully paid and non-assessable; and

(b)	The New Shares will, when issued, be duly authorised, validly issued, fully paid and non-assessable.

5.	Qualifications
The opinion given in this letter is subject to the qualifications and reservations set out below.

5.1	The Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.
In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

5.2
The Winding Up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding up order by a court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

(b)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)
a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

6.	Consent to filing
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.
Yours faithfully,
/s/ Morgan, Lewis & Bockius (UK) LLP
MORGAN, LEWIS & BOCKIUS (UK) LLP